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                                                                    EXHIBIT 10.1

                            REVOLVING LOAN AGREEMENT

         THIS REVOLVING LOAN AGREEMENT (the "Agreement") is entered into on this 4th day of November, 2005 among CHEMICAL BANK SHORELINE (the "Bank"), with its main offices at 823 Riverview Drive Benton Harbor, Michigan 49022, EXPRESS 1, INC., a Michigan corporation ("Borrower"), whose address is 429 Post Road, Buchanan, Michigan 49107 and SEGMENTZ, INC., a Delaware corporation whose address is 429 Post Road, Buchanan, Michigan 49107 (the "Guarantor").

         Borrower and the Guarantor have requested and, subject to the terms and conditions of this Agreement, the Bank has agreed to make loans (the "Loans" or individually a "Loan") available to Borrower on a revolving basis up to a maximum principal amount of $6,000,000, or such lesser amount as is available under the borrowing formula described below.

         In consideration of the foregoing and the terms and conditions set forth below, the Bank the Guarantor and Borrower agree as follows:

                                   DEFINITIONS

         As used herein:
                  The term "Applicable Margin" means, for the periods described below: (i) negative .50% per annum if the ratio of the Guarantor's Debt to Tangible Net Worth determined at the end of the applicable calendar quarter pursuant to Section 5.1 B of this Agreement is less than or equal to 1.25 to 1.00; (ii) negative .25% per annum if the ratio of the Guarantor's Debt to Tangible Net Worth determined at the end of the applicable calendar quarter pursuant to Section 5.1 B of this Agreement is more than 1.25 to 1.00, but less than 1.50 to 1.00; (iii) 0% per annum if the ratio of the Guarantor's Debt to Tangible Net Worth determined at the end of the applicable calendar quarter pursuant to Section 5.1 B of this Agreement is more than or equal to 1.50 to 1.00, but less than 1.75 to 1.00; and (iv) .25% per annum if the ratio of the Guarantor's Debt to Tangible Net Worth determined at the end of the applicable calendar quarter pursuant to Section 5.1 B of this Agreement is more than or equal to 1.75 to 1.00. The Applicable Margin shall, in each case, be determined and adjusted quarterly as of the first day of the second month after the end of each fiscal quarter of the Guarantor (each, an "Interest Determination Date"), provided, however, that if the quarterly month end financial statements required by this Agreement are not delivered within fifteen business days after the date required under this Agreement, the Applicable Margin shall increase to the maximum percentage amount set forth above from the date such financial statements were required to be delivered to the Bank until received by the Bank. The initial "Applicable Margin" shall be negative .25% and shall be effective from the date of this Agreement until the next Interest Determination Date. Thereafter, the Applicable Margin shall be effective from each Interest Determination Date until the next Interest Determination Date (except for any increase occurring as a result of late delivery of financial statements). The Bank shall determine the appropriate Applicable Margin promptly upon receipt of the quarter end financial information and shall promptly notify the Borrower of any change to it. Such determinations by the Bank shall be conclusive absent manifest error.
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                  The term "Bank Obligations" means all of the present and
future indebtedness and obligations of Borrower and/or the Guarantor to the Bank including, but not limited to, the indebtedness and obligations evidenced by or set forth in: the Loans; the Line of Credit Note; each of the other Loan Documents; and all "Liabilities" as defined in the Security Agreement and the Segmentz Security Agreement.

                  The term "Capital Expenditures" means, for any period, the sum of (i) the aggregate of all expenditures (whether paid in cash or accrued as a liability and including expenditures for maintenance and repairs which should, in accordance with generally accepted principles of accounting, consistently applied, be capitalized on the balance sheet of the Guarantor (on a consolidated basis) and all obligations with respect to Capital Leases and all capitalized interest) by the Guarantor (on a consolidated basis) during that period which, in conformity with generally accepted principles of accounting consistently applied, are included in "additions to property, plant or equipment" or similar items reflected in the statement of cash flows of the Guarantor (on a consolidated basis) and (ii) to the extent not covered by subclause (i) hereof, the aggregate of all expenditures by the Guarantor (on a consolidated basis) to acquire by purchase or otherwise the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any person, corporation or entity.

                  The term "Capital Lease" means any lease of any property (whether real, personal or mixed) by the Guarantor (on a consolidated basis) as lessee which, in conformity with generally accepted principles of accounting consistently applied, is accounted for as a capital lease on the balance sheet of Borrower.

                  The term "Collateral" means: the properties and rights described in the Collateral Documents and each and every mortgage, security agreement, pledge, assignment and other security or collateral agreement which has been, or will hereafter be, executed by Borrower or the Guarantor to or for the benefit of the Bank; all items now or hereafter deposited in any account of Borrower or the Guarantor with the Bank and all proceeds of such items (cash or otherwise); and all deposit accounts of Borrower or Guarantor now or hereafter with the Bank.

                  The term "Collateral Documents" means the Security Agreement, the Mortgage, the Segmentz Security Agreement and any additional mortgages security agreements or other security or collateral documents executed by Borrower or Guarantor to or for the benefit of the Bank, now or in the future.

                  The term "Combined Eligible Accounts Receivable" means the "Eligible Accounts Receivable" as defined in the Security Agreement and the Segmentz Security Agreement.

                  The term "Debt" means the amount of all liabilities which, under generally accepted principles of accounting, consistently applied, would appear as such on the balance sheet of the Guarantor (on a consolidated basis).

                  The term "Environmental Laws" means the common law and all Federal, state, local and foreign laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder now or hereafter in effect, including, without


                                       2
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limitation, the Comprehensive Environmental Response Compensation and Liability
Act, as amended; the Resource, Conservation and Recovery Act, as amended; the Toxic Substances Control Act, as amended; the Federal Water Pollution Control Act, as amended; and the Federal Clean Air Act, as amended, relating to pollution or protection of the environment, including without limitation, laws relating to: (1) emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous constituents, substances or wastes, including, without limitation, asbestos (including asbestos fiber and friable asbestos), polychlorinated biphenyls, urea formaldehyde foam insulation, paint containing lead, petroleum, (including crude oil or any fraction thereof), or any petroleum product (collectively referred to as "Hazardous Materials") into the environment (including, without limitation, ambient air, surface water, groundwater, land surface or sub-surface strata),
(ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and (iii) underground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom.

                  The term "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  The term "Guaranty" means the Continuing Guaranty of even date executed by the Guarantor in favor of the Bank.

                  The term "Line of Credit Note" means the $6,000,000 Commercial Revolving Note of even date from Borrower to the Bank.

                  The term "Loan Documents" means this Agreement, the Line of Credit Note, the Collateral Documents, the Guaranty, the Properties Guaranty and any other documents referred to herein which have been or are to be executed by Borrower and/or any of the Guarantors with or in favor of the Bank.

                  The term "Material," when used to modify or describe any sum, liability, lien, indebtedness, violation of law or regulation, or other matter herein, means an amount (or a liability of Borrower reasonably expected to arise) in excess of $100,000.

                  The term "Maturity Date" means November 15, 2007.

                  The term "Mortgage" means the Mortgage of even date from Express 1 Properties, L.L.C. to the Bank.

                  The term "Mortgaged Premises" means the real property described in the Mortgage.

                  The term "Permitted Liens" means:

                           (i) liens for taxes, assessments or governmental charges, and liens incident to construction, which are either (a) not delinquent, or (b) are being contested in good faith by Borrower or the Guarantor by appropriate proceeding, which will prevent foreclosure of such liens, and against which adequate reserves have been provided and upon demand by the Bank, with adequate security being


                                       3
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         posted with the Bank; the term shall also include easements, restrictions, minor title irregularities and similar matters which have no adverse effect as a practical matter upon the ownership and use of the affected property by Borrower or the Guarantor;

                           (ii) liens or deposits in connection with workers' compensation or other insurance or to secure customs' duties, public or statutory obligations in lieu of surety, stay or appeal bonds, or to secure performance of contracts or bids (other than contracts for the payment of money borrowed), or deposits required by law or governmental regulations or by any court order, decree, judgment or rule as condition to the transaction of business or the exercise of any right, privilege or license; or other liens or deposits of a like nature made in the ordinary course of business;

                           (iii) security interests or mortgages granted to the Bank;

                           (iv) the security interests listed on Schedule A attached hereto, if any;

                           (v) liens in favor of artisans and possessory liens in favor of bailees; and

                           (vi) liens securing the purchase price for trucks and trailers acquired by Borrower or the Guarantor after the date of this Agreement provided that the total aggregate unpaid amounts secured by such liens shall not exceed $500,000 at any one time.

                  The term "Plan" means any employee benefit plan subject to Title IV of ERISA maintained by Borrower or the Guarantor, or any such Plan to which Borrower or the Guarantor is required to contribute on behalf of any of its employees.

                  The term "Properties Guaranty" means the Continuing Guaranty of even date executed by Express 1 Properties, L.L.C. in favor of the Bank.

                  The term "Reportable Event" means a reportable event as that term is defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of ERISA.

                  The term "Security Agreement" means the Security Agreement of even date from Borrower to the Bank.

                  The term "Segmentz Security Agreement" means the Security Agreement of even date from the Guarantor to the Bank.

                  The term "Tangible Net Worth" means, on a consolidated basis:

                                    (i) the amount of all assets which, under
                  generally accepted principles of accounting, consistently applied,


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                  would appear as such on the balance sheet of the Guarantor (on a consolidated basis), but excluding (aa) intangible items such as goodwill, treasury shares, patents, trademarks, research and development expenses and the like; (bb) any write-up in the book value of such assets resulting from a re-evaluation thereof; and (cc) all receivables from and loans, advances and similar transfers to any officers, directors or shareholders of Borrower or the Guarantor which are due and owing to Borrower or the Guarantor (collectively "Officer Receivables"); less,

                                    (ii)    the amount of all Debt.

                                    ARTICLE I

                                 REVOLVING LOAN

         1.1 Line of Credit: The Bank is willing to provide to Borrower a line of credit of up to $6,000,000 (the "Line of Credit"). The Bank will make Loans to Borrower under the Line of Credit from time to time during the period from the date of this Agreement through the business day immediately prior to the Maturity Date in aggregate amounts not to exceed the dollar amounts described in
Section 1.2 below, provided that each advance is made in compliance with all of the terms and conditions described in Section 1.2 below.

         1.2 Line of Credit Advances: From time to time prior to the Maturity Date, the Bank agrees to lend and relend to Borrower such amounts as Borrower may request under the Line of Credit, provided that the aggregate outstanding principal amount of all borrowings made by Borrower shall not at any time exceed an amount (the "Borrowing Base") equal to the lesser of: (a) $6,000,000; or (b)
(x) 80% of Combined Eligible Accounts Receivable plus (y) $800,000. All advances under the Line of Credit shall be evidenced by the Line of Credit Note. The Line of Credit shall bear interest and be payable in the manner described in the Line of Credit Note. Although the Line of Credit Note shall be expressed to be payable in the maximum amount of the Line of Credit, Borrower shall be obligated thereunder to pay only the unpaid balance of amounts advanced to Borrower together with interest thereon. The Bank's books and records showing the amount of such advances shall be prima facie evidence of Borrower's indebtedness to the Bank therefore. On the 10th day of each month hereafter (and, at the request of the Bank, prior to each disbursement of loans by the Bank under the Line of Credit), Borrower shall, at its expense, furnish to the Bank a fully completed "Collateral Base Report" certified as true and accurate by the Chief Financial Officer of Borrower and the Guarantor and in a form satisfactory to the Bank, together with such instruments, title and lien searches, documents, opinions, appraisals, certificates or certified resolutions as the Bank and its counsel shall reasonably require to assure the Bank that at the time of each disbursement Borrower is not in default under this Agreement. Upon the Bank's receipt of notice from Borrower of Borrower's desire for advances under the Line of Credit, the Bank shall disburse such loans on the same business day as it receives such notice, if such notice is received by 3:00 p.m. or at the end of the next business day if such notice is not received by 3:00 p.m.; provided, that: (i) no Event of Default has occurred which has not been cured by Borrower or waived in writing by the Bank; (ii) no event has occurred, which with notice and/or the passage of time, could become an Event of

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Default and which has not been cured by Borrower or waived in writing by the
Bank; and (iii) the outstanding balance of the Line of Credit Note does not and will not, after such advance is disbursed, exceed the Borrowing Base. In the event that the aggregate outstanding advances under the Line of Credit exceed the Borrowing Base at any time, Borrower shall immediately make principal reduction payments to the Bank sufficient to reduce the outstanding balance under the Line of Credit to less than the amount of the Borrowing Base. Borrower's failure to make such reductions within 24 hours after written, facsimile, oral or other notice is given by the Bank to Borrower of the need for such reductions, shall constitute an Event of Default by Borrower under this Agreement.

         1.3 Prepayment of Line of Credit Note. The Line of Credit Note may be prepaid in whole or in part at the option of Borrower at any time, without premium or penalty. In case of prepayment of less than all of the outstanding principal amount of the Line of Credit Note, the prepayment will be applied first to accrued, but unpaid interest on the Line of Credit Note, and then to the principal amounts due on the Line of Credit Note.

         1.4 Cross-Defaults and Cross-Collateralization. Notwithstanding anything to the contrary in any instrument or other document executed by Borrower with, or in favor of, the Bank: (i) occurrence of an Event of Default under this Agreement shall constitute a default under each of the Bank Obligations; and (ii) all of the Collateral shall secure any and all of the Bank Obligations.

         1.5 Extension of Maturity Date. The Maturity Date may be extended from time to time, at the sole discretion of the Bank, based upon its review of this Agreement and the Borrower's financial statements and analysis of such other information and documents the Bank may deem relevant. The Bank shall have no obligation or duty to extend the Maturity Date.

         1.6 Payments. All payments, including any prepayments, by Borrower on account of principal, interest or fees, shall be made without set-off or counterclaim to the Bank at the address specified above in lawful money of the United States of America and in immediately available funds. If any payment under this Agreement or any Note becomes due on a day other than a business day, its maturity shall be extended to the next succeeding business day, and with respect to payments of principal and interest thereon, shall be payable at the then applicable rate during such extension.

         1.7 At any time Borrower is entitled to an advance under the Line of Credit, the Bank agrees to issue letters of credit for the account of Borrower in an amount not in excess of the maximum advance that Borrower would then be entitled to obtain under the Line of Credit, provided that (a) the aggregate maximum amount which is drawn and remains unreimbursed under all letters of credit plus the aggregate maximum available amount which may be drawn under all letters of credit which are outstanding at any time, including without limitation all letters of credit issued for the account of Borrower which are outstanding on the date of the Line of Credit Note, shall not exceed $100,000,
(b) the issuance of any letter of credit with an expiration date beyond the maturity date of the Line of Credit Note shall be entirely at the discretion of the Bank, (c) any letter of credit shall be a standby or commercial letter of credit and the form of the requested letter of credit shall be satisfactory to the Bank, in the Bank's sole discretion, and (d) Borrower shall have executed an application and reimbursement agreement for any letter of credit in the Bank's standard form. While any letter of credit is outstanding, the maximum amount of advances that may be outstanding under the Line of Credit shall be automatically reduced by the maximum amount available to be drawn under any and all such letters of credit plus the aggregate of the amounts which have been drawn and remain unreimbursed under all letters of credit. Borrower shall pay the Bank a fee for each letter of credit that is issued, such fee to be agreed upon for each letter of credit from time to time by the Bank and Borrower, provided, however, that if such agreement is not reached, the Bank shall be under no obligation to issue any letter of credit hereunder. No credit shall be given for fees paid due to early termination of any letter of credit. Borrower shall also pay the Bank's standard transaction fees with respect to any transactions occurring on account of any letter of credit. Each fee shall be payable when the related letter of credit is issued, and transaction fees shall be payable upon completion of the transaction as to which they are charged. All fees may be debited by the Bank to any deposit account of Borrower carried with the Bank without further authority and, in any event, shall be paid by Borrower within ten (10) days following billing.

                                   ARTICLE II

                             CONDITIONS OF BORROWING

         Notwithstanding any other terms of this Agreement, the Bank shall not be required to make any Loan to Borrower under this Agreement unless the following conditions are met:

         2.1 Representations True. The representations and warranties of Borrower and the Guarantor contained in this Agreement are true as of the date of each Loan or advance under this Agreement with the same effect as though such representations and warranties had been made by Borrower and the Guarantor at such time.

         2.2 No Default. No Event of Default under this Agreement exists nor any event which, upon the lapse of time or service of notice, or both, would constitute an Event of Default under this Agreement.

         2.3 Counsel Opinion. Simultaneously with the execution of this Agreement, the Bank shall have received from Borrower's and the Guarantor's counsel a satisfactory legal opinion as to: (a) the due authorization, execution and delivery by Borrower and the Guarantor of this Agreement and the other Loan Documents; (b) the due authorization, validity and binding effect of the Loans contemplated by this Agreement and of the Loan Documents to be executed and delivered by Borrower and the Guarantor; (c) Borrower's and the Guarantor's due incorporation, existence and qualification as a domestic and foreign corporation in each jurisdiction where such qualification is required, whether by virtue of Borrower's or the Guarantor's performance of services or ownership or leasing of property located in the jurisdiction or otherwise; and (d) such other matters as the Bank and its counsel shall determine. Borrower and the Guarantor shall also execute and/or deliver to the Bank or its counsel all documents the Bank may request concerning Borrower's and the Guarantor's corporate status and the authorization of the transactions contemplated herein.

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         2.4 Collateral. Borrower, the Guarantor and Express 1 Properties,
L.L.C. shall have granted to the Bank a first priority perfected lien and security interest in the Collateral to secure the Bank Obligations in accordance with the terms of the Collateral Documents.

         2.5 Guarantys. The Guarantor and Express 1 Properties, L.L.C. shall have guaranteed payment and performance of the Bank Obligations in accordance with the terms of the Guaranty and the Properties Guaranty.

         2.6 Additional Collateral Documents. Borrower shall have executed and delivered to the Bank such additional collateral documents (including, but not limited to, financing statements) as the Bank may request to evidence the Bank's liens in all of the Collateral.

         2.7 Title Insurance. Simultaneously with the execution of this Agreement and the delivery of the Mortgage, the Bank shall have received from Borrower an American Land Title Association Policy, with only such exceptions as are acceptable to the Bank, insuring title to the Mortgaged Premises with such terms as shall be reasonably satisfactory to the Bank and with the amount of insurance protecting the Mortgage to be reasonably satisfactory to the Bank. The title insurance company shall also be one reasonably acceptable to the Bank.

         2.8 Survey. The Bank shall have received a survey from a surveyor or engineer licensed in the State of Michigan covering the Mortgaged Premises and showing no encroachments and otherwise in form reasonably satisfactory to the Bank.

         2.9 Documents Satisfactory. All proceedings taken in connection with the transactions contemplated by this Agreement and all instruments, authorizations and other related documents, shall be satisfactory in form and substance to the Bank and its counsel and the Bank shall have received copies of all documents as it may reasonably require.

         2.10 Out-of-Pocket Costs. Prior to or simultaneously with the execution of this Agreement, and in addition to any other payments due the Bank under this Agreement, Borrower and the Guarantor shall have paid to the Bank all of the Bank's out-of-pocket costs (including, but not limited to, reasonable attorneys' fees and title insurance, survey and appraisal costs), arising in connection with the preparation, negotiation, execution, delivery, closing and post-closing matters under this Agreement, the Loans contemplated under this Agreement and documents provided for or to be delivered in connection with this Agreement.

         2.11 Fees and Charges. In addition to the interest under the Line of Credit Note, the Bank shall receive the following fees from Borrower: $2,500 on or before September 1, 2006 (which is in addition to any fees paid on or before the date of this Agreement); plus $2,500 on September 1 of each year thereafter.

         2.12 Use of Proceeds. The proceeds of each Loan shall be used exclusively by Borrower for working capital purposes, provided that the proceeds of not to exceed $500,000 in aggregate Loans outstanding at any one time may be loaned by Borrower to the Guarantor.

         2.13 Waiver of Conditions. The Bank may, in its sole discretion, waive any conditions to any Loan or advance contained in this Article II, but no such waiver shall be implied or

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otherwise found to exist, unless it is in writing and executed by an authorized officer of the Bank.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         In order to induce the Bank to accept the Line of Credit Note and to make Loans as provided in this Agreement, each of Borrower and the Guarantor represents and warrants to the Bank, upon which warranties and representations the Bank has and will rely, as follows:

         3.1 Corporate Existence and Power. (a) Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and the Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) each of Borrower and the Guarantor has the corporate power and authority to own its properties and assets and to carry out its businesses as now being conducted and is qualified to do business in every jurisdiction wherein the failure to qualify would have a material adverse effect on it, (c) each of Borrower and the Guarantor has the corporate power and authority to execute and perform this Agreement, to borrow money in accordance with its terms, to execute and deliver the Loan Documents and other documents contemplated hereby, to grant to the Bank mortgages and security interests in the Collateral as hereby contemplated and to do any and all other things required of it hereunder, and (d) this Agreement and the other documents contemplated hereby, when executed on behalf of each of Borrower and the Guarantor by its duly authorized officers, will be valid and binding obligations of Borrower or the Guarantor, as applicable, legally enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy laws, insolvency laws, or other laws affecting creditor's rights generally. The Bank and the Guarantor acknowledge that the Guarantor has failed to pay certain franchise taxes in Delaware which failure may make certain of the representations of the Guarantor in this section 3.1 untrue. On or before December 31, 2005, the Guarantor shall pay all franchise and other taxes due the state of Delaware and shall be validly existing and in good standing in Delaware. The Bank hereby waives any Event of Default under this Agreement arising from the Guarantor's failure to pay such taxes and to be validly existing and in good standing in Delaware prior to December 31, 2005.

         3.2 Authorization, Approvals, Etc. The execution, delivery and performance of this Agreement, the borrowings hereunder and the execution and delivery of the Loan Documents and other documents contemplated hereby by Borrower and the Guarantor (a) have been duly authorized by the requisite corporate action, (b) do not require registration with or consent or approval of, or other action by any Federal, State or other governmental authority or regulatory body, (c) will not violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or Bylaws of Borrower or the Guarantor, any provision of any indenture, agreement or other instrument to which Borrower or the Guarantor is a party, or by which either of them or any of their properties or assets are bound, (d) will not be in conflict with, result in a breach of or constitute (with or without due notice and/or passage of time) a default under any such indenture, agreement or other instrument, and (e) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Borrower or the Guarantor other than in favor of the Bank and as contemplated hereby.

         3.3 Financial Statements. The balance sheet of the Guarantor (on a consolidated basis) and the statements of profit and loss and surplus of the Guarantor (on a consolidated basis) previously furnished to the Bank are correct, complete and fairly represent the financial condition of the Guarantor (on a consolidated basis) as of the relevant dates and the results of its operations for the fiscal periods ended on such dates, and disclose all known material liabilities of the Guarantor (on a consolidated basis). Since the latest of such dates, there has been no material adverse change in the property or business operations of the Guarantor (on a consolidated basis).

         3.4 Liens. each of Borrower and the Guarantor has good and marketable title to all of its assets free and clear of all liens except Permitted Liens.

         3.5 Taxes. Except as described in section 3.1 above or expressly disclosed in the financial statements referred to in Section 3.3 above, neither Borrower nor the Guarantor has any outstanding unpaid tax liabilities (except for taxes which are currently accruing from its current operations and ownership of property, and which are not delinquent), and no tax deficiencies have been proposed or assessed against Borrower or the Guarantor. There have been no audits of Borrower's or the Guarantor's federal, state or local tax returns, which have resulted in or are likely to result in the assessment of any material tax liability against Borrower or the Guarantor and all taxes shown by any returns have been paid.

         3.6 Absence of Material Litigation. Neither Borrower nor the Guarantor is a party to any litigation or administrative proceeding, nor so far as is known by Borrower or the Guarantor, is any litigation or administrative proceeding threatened against Borrower or the Guarantor, which in either case would, if adversely determined, cause any material adverse change in its properties, the conduct of its business, or its financial condition.

         3.7 Environmental Matters.

         A. Each of Borrower and the Guarantor has obtained all permits, licenses and other authorizations relating to or used in connection with the ownership and operation of its businesses and properties that are required under all applicable Environmental Laws and is in compliance with all material terms and conditions of such required permits and authorizations.

            B. Each of Borrower and the Guarantor is in material compliance with all applicable Environmental Laws, including, without limitation, all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such Environmental Laws.

            C. There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation or deficiency, investigation, proceeding, notice or demand letter pending or, to the knowledge of Borrower or the Guarantor, threatened against Borrower or the Guarantor under any Environmental Laws which could result in a material fine, penalty or other cost or expense.

            D. There are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance by Borrower or the Guarantor with any Environmental Laws, or which may give rise to any common law or legal liability, including, without limitation, liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or similar state, local or foreign laws, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing or notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Materials which could reasonably be expected to result in a material fine, penalty or other cost or expense.

            E. No real property ever owned, operated, used or controlled by Borrower is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System, both promulgated under CERCLA, or on any comparable state or local list, and neither Borrower nor the Guarantor has received any notification of potential or actual liability or request for information under CERCLA or any comparable state or local law.

            F. Except in compliance with the Environmental Laws, (i) no real property ever owned, operated, used or controlled by Borrower or the Guarantor has been used for the handling, processing, generation, treatment, storage or disposal of any Hazardous Materials, and no underground storage tanks or other underground storage receptacle, or related piping, is located on such properties; (ii) there have been no releases (i.e., any emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) of Hazardous Materials by Borrower or the Guarantor or any of their predecessors in interest at, on, under, from or into any of the real property owned, operated or controlled by Borrower or the Guarantor; and (iii) there are no polychlorinated biphenyls or asbestos located in, at, on or under any facility or real property owned, operated or controlled by Borrower or the Guarantor in such amounts, conditions or concentrations that could reasonably be expected to require removal or remedial or corrective action, or to result in liability under the Environmental Laws. To Borrower's and the Guarantor's knowledge, there have been no releases as defined in clause (ii) above at, on, under, from or into any real property in the vicinity of any real property owned, operated or controlled by Borrower or the Guarantor.

         3.8 Corporate Name. Borrower's and the Guarantor's corporate names are exactly as set forth on the signature page of this Agreement and neither Borrower nor the Guarantor has changed its corporate name since its incorporation.

         3.9 Financing Statements. No financing statements, liens, mortgages or security agreements covering any of the Collateral or proceeds of the Collateral are on file in any public office except financing statements with the Bank listed as secured party and financing statements evidencing Permitted Liens.

         3.10 Records. The records concerning all of the Collateral are kept at the Borrower's office in Buchanan, Michigan , and such records shall not be removed from such office, without the prior written consent of the Bank.

         3.11 ERISA. To Borrower's and the Guarantor's knowledge, no Reportable Event under ERISA has occurred with respect to any Plan.

         3.12 Governmental Requirements and Permits. Each of Borrower and the Guarantor is in compliance with all known applicable requirements of all governmental authorities (federal, state and local), including without limitation, the filing of tax returns and reports. Each of Borrower and the Guarantor possesses such franchises, licenses, permits, patents, copyrights, trademarks and consents of appropriate governmental bodies as are necessary or useful to own its property and to carry on its ordinary course of business.

         3.13 Subsidiaries. Neither Borrower nor the Guarantor owns more than five percent (5%) of the outstanding capital stock or other ownership interests of any corporation or other entity, except that: (i) the Guarantor owns both beneficially and of record all of the outstanding capital stock of Borrower; and
(ii) the Guarantor owns certain other corporations (the "Other Subsidiaries") which do not own any substantial assets or conduct any business. The Guarantor agrees that no assets will be acquired by the Other Subsidiaries and the Other Subsidiaries will not conduct any business operations without the prior written consent of the Bank. There are no outstanding options, warrants or rights to purchase, nor any agreement for the subscription, purchase or acquisition of, any shares of the capital stock of Borrower.

                                   ARTICLE IV

                               NEGATIVE COVENANTS

         While any of the Obligations remain unpaid, neither Borrower nor the Guarantor shall, without the prior written consent of the Bank:

         4.1 Restriction on Liens. Create or permit to be created or allow to exist any mortgage, pledge, encumbrance or other lien upon or security interest in any property or assets now owned or acquired in the future by it, except Permitted Liens.

         4.2 Restriction on Indebtedness. Create, incur, assume or have outstanding any indebtedness except:

                  (a)      the Bank Obligations;

                  (b) indebtedness incurred in the ordinary course of its business for necessary materials, supplies, etc., none of which shall be more than thirty (30) days past due in accordance with written invoice or contract of sale terms (except to the extent and so long as, in connection with disputed indebtedness, the same is being contested in good faith by appropriate proceedings in such manner as not to cause any material adverse effect on its financial condition);

                  (c) other indebtedness (not including current indebtedness as described in the foregoing paragraph (b) hereof) which was outstanding as of the date of this Agreement and consented to in writing by the Bank; and

                  (d) indebtedness for Permitted Liens.

         4.3 Mergers, Consolidations; Disposition of Assets. Merge with or into or enter into a share exchange with any other corporation or entity, nor sell, lease, transfer or otherwise dispose of all or any material part of its property, assets or business (other than sales of inventory made in the ordinary course of business).

         4.4 Sale and Leaseback. Enter into an agreement providing for the leasing by it of property which has been or is to be sold or transferred by it.

         4.5 Dividends and Redemptions. Pay or declare any dividend, or make any other distribution on account of any shares of any class of its capital stock, or redeem, purchase, or otherwise acquire directly or indirectly, any shares of any class of its capital stock, except for dividends payable in its shares of stock and dividends from Borrower to the Guarantor.

         4.6 Investments. Make any loans or advances to, or investments in, other persons, corporations or entities, except (i) investments in bank certificates of deposit and savings accounts; (ii) investments in obligations of the United States; (iii) investments in prime commercial paper maturing within ninety (90) days of the date of acquisition by Borrower; and (iv) advances for necessary travel and entertainment expenses to its officers, directors and employees in the ordinary course of business.

         4.7 Contingent Liabilities. Guarantee or become a surety or otherwise contingently liable for any obligations of others, except pursuant to the deposit and collection of checks and similar items in the ordinary course of its business.

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

         While any of the Bank Obligations remain unpaid, each of Borrower and the Guarantor shall, unless waived in writing by the Bank:

         5.1 Financial Status.

            A. Tangible Net Worth. Cause Tangible Net Worth to be maintained at not less than: $4,100,000 from the date hereof through December 30, 2005; $4,350,000 from December 31, 2005 through March 30, 2006; $4,600,000 from March
31, 2006 through June 29, 2006; $4,850,000 from June 30, 2006 through September 29, 2006; $5,100,000 from September 30, 2006 through December 30, 2006; and
$5,350,000 from December 31, 2006 and thereafter.

            B. Debt to Tangible Net Worth. Cause the ratio of Debt to Tangible Net Worth to be maintained at not more than: 1.75 to 1.00 from the date hereof through December 30, 2006; and 1.00 to 1.00 from December 31, 2006 and thereafter. Any violation of this sub-section 5.1 B. shall be an Event of Default under this Agreement even though the Applicable Margin used to determine the interest rate under the Line of Credit Note refers to ratios which are in violation of this sub-section 5.1 B.

         5.2 Insurance. Maintain adequate fire and extended coverage and liability insurance covering all of its present and future real and personal property, furniture, fixtures, parts, accessories, machinery, inventory, and vehicles, with lender's loss payable and mortgage clauses in favor of the Bank (except that the Bank will not be a loss payee on any insurance covering trucks or trailers), protecting the Bank's interest, if any, as such interest may appear, together with such policies of business interruption insurance and liability insurance as the Bank may reasonably request and insurance pursuant to all applicable worker's compensation laws. Such insurance shall be in such form, with such companies, and in such amounts, with such deductible and insuring and coverage agreements as shall be reasonably acceptable to the Bank, insuring against liability for damage to persons or property, and shall provide for thirty (30) days prior written notice to the Bank of non-renewal, cancellation or material alteration. Borrower and the Guarantor will provide the Bank with the original policies of insurance for all such coverages, or true copies of the policies, on the date of this Agreement, showing that the Bank's interest has properly been endorsed on the applicable policy. The Bank may, in its sole discretion, on thirty (30) days written notice to Borrower or the Guarantor, require the Borrower or the Guarantor to obtain additional but not different insurance coverages as the Bank may reasonably request should the assets of Borrower or the Guarantor materially increase. Upon the occurrence of any casualty (or series of casualties within any thirty (30) day period), pursuant to which the Bank receives insurance proceeds in an aggregate amount less than $100,000, such insurance proceeds shall be disbursed by the Bank to Borrower; provided that no Event of Default, or any event which with notice and/or the passage of time, could become an Event of Default, has occurred and the Bank receives proof from Borrower in a form reasonably satisfactory to the Bank that such insurance proceeds will be utilized by Borrower to acquire tangible property which will be subject to the first priority security interest or mortgage lien of the Bank. Upon the occurrence of a casualty (or series of casualties within any thirty (30) day period), pursuant to which the Bank receives insurance proceeds in an aggregate amount in excess of $100,000, the Bank shall notify Borrower of its receipt of such insurance proceeds and for a period of thirty (30) days after the date of such notice, Borrower may submit to the Bank a proposal for the use of such insurance proceeds. Upon expiration of such thirty (30) day period, the Bank shall disburse all of such insurance proceeds to Borrower and/or to payment of the Bank Obligations, as the Bank shall determine in its discretion.

         5.3 Corporate Existence; Payment of Taxes and Other Liabilities. Maintain its corporate existence and pay all taxes, assessments and other governmental charges against it or its property, before the same become delinquent and before penalties accrue on such debts and obligations, except to the extent and so long as the same are being contested in good faith by appropriate proceedings in such manner as not to cause any material adverse effect upon its financial condition, with adequate reserves provided for such payments, and, upon demand by the Bank, posting with the Bank of adequate security to protect the Bank.

         5.4 Accounting Records; Reports. Maintain a standard and modern system of accounting in accordance with generally accepted principles of accounting consistently applied throughout all accounting periods, and furnish to the Bank:

                  (a) Within fifteen (15) days after the end of each month, as of the last day of the preceding month, aging and summary reports of Borrower's and the Guarantor's accounts receivable and payables in such form and detail as the Bank may request;

                  (b) Within forty five (45) days after the end of each of the first eleven (11) months of each fiscal year, a balance sheet of the Guarantor (on a consolidated basis) as of the close of each such month and of the comparable month in the preceding fiscal year, and statements of income and surplus of the Guarantor (on a consolidated basis) for each such month and for that part of the fiscal year ending with each such month and for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as true and correct (subject to audit and normal year-end adjustments) by the chief financial officer of the Guarantor;

                  (c) As soon as is available and in any event within ninety
         (90) days after the close of each fiscal year of the Guarantor, a copy of the audit report for such year and accompanying financial statements of the Guarantor (on a consolidated basis), as prepared by independent certified public accountants of recognized standing selected by the Guarantor and acceptable to the Bank, which reports shall be accompanied by an unqualified opinion of such accountants, in form satisfactory to the Bank, to the effect that the financial statements fairly present the financial condition of the Guarantor (on a consolidated basis) and the results of its operations as of the relevant dates, and each such financial statement shall be accompanied by a certification by the public accountants that there exists no Event of Default or other action, condition or event which, with the giving of notice or lapse of time or both, would constitute an Event of Default under this Agreement, or if such condition does exist, stating the nature thereof and the action, if any, the Guarantor is taking to correct such condition;

                  (d) (i) as soon as possible and in any event within thirty
         (30) days after Borrower or the Guarantor knows that any Reportable Event with respect to any Plan has occurred, a statement by the chief financial officer of Borrower or the Guarantor setting forth details as to such Reportable Event and the action which Borrower or the Guarantor proposes to take with respect to the Reportable Event, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation ("PBGC") if required by law, (ii) promptly after filing with the United States Secretary of Labor or the PBGC, copies of each annual report with respect to each Plan administered by Borrower or the Guarantor, if required by law, and (iii) promptly after receipt, a copy of any notices Borrower or the Guarantor may receive from the PBGC or the Internal Revenue Service with respect to any Plan administered by Borrower; provided, however, this subpart (g)(iii) shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service;

                  (e) Within two (2) business days after filing, all Form 10K, Form 10Q, Form 8K and other reports filed with the Securities and Exchange Commission, unless the same are available to the Bank on either an SEC website or the Guarantor's website.

                  (f) All other reports, documents and information that the Bank may reasonably request.

         5.5 Inspections. Permit representatives of the Bank to visit and inspect any of its properties and premises and examine, copy (by electronic or other means) and abstract any of its books and accounting and Collateral records at any reasonable time, during business hours, and as often as may be reasonably desired. After occurrence of an Event of Default which has not been cured or waived in writing by the Bank, Each of Borrower and the Guarantor hereby authorizes the Bank to undertake or to have third parties undertake on its behalf environmental investigations regarding it and its properties and activities including research into the previous ownership and uses of any real or personal property owned, leased or used by it (the "Properties") for the purpose of attempting to determine whether it has violated any Environmental Laws and whether any Hazardous Materials have been used or disposed of on the Properties or elsewhere. Such investigations may be performed at any time before or after Loans are made to Borrower and Borrower and the Guarantor will permit the Bank and persons acting on its behalf to have access to Borrower's and the Guarantor's facilities and records for the purpose of conducting such investigations. The cost of all such investigations shall be immediately paid by Borrower and the Guarantor to the Bank, shall be secured by the Collateral, and shall bear interest at the same rate as the Line of Credit until paid.

         5.6 Litigation. Promptly furnish the Bank, in writing, the details of all litigation, legal or administrative proceedings, or other actions of any nature adversely affecting it, including, without limitation, any notices of violation, citation, commencement of administrative proceeding or similar notice under any applicable Environmental Laws commenced after the date hereof, in which more than a material amount is at issue, unless the same is fully covered by insurance. As to such proceedings which are not covered by insurance, furnish to the Bank a full statement from the Borrower's or the Guarantor's counsel, in such detail as the Bank may reasonably request, as to the status and progress of such proceedings and the likely outcome. Upon the request of the Bank, Borrower and the Guarantor will submit to the Bank the opinion of their counsel as to the merits of all such proceedings.

         5.7 Audits. Permit the Bank to conduct on-site audits of its business operations at any time during normal business hours. The cost of not to exceed four (4) such audits per calendar year shall be borne by Borrower and the Guarantor.

         5.8 Borrower's Stock. Cause Guarantor to own all of the issued and outstanding capital stock of Borrower.

         5.9 Maintain Properties. Maintain, preserve and keep its buildings and properties and every part thereof in good repair, working order and condition and from time to time make all necessary and proper repairs, renewals, replacements, additions betterments, and improvements thereto, so that at all times the efficiency thereof shall be fully preserved and maintained.

         5.10 Compliance With Laws. Comply with all applicable federal, state and local laws, ordinances, rules and regulations, (including, but not limited to, all Environmental Laws, all applicable federal, state and local laws, ordinances, rules and regulations concerning wage payments, minimum wages, overtime laws and payment of withholding taxes and all applicable securities laws, rules and regulations), obtain and keep in effect all permits, authorizations, and consents necessary to conduct its current and future business operations, and deliver to the Bank such reports and information in form satisfactory to the Bank as the Bank may request from time to time to establish compliance with such laws and permit requirements.

         5.11 Compliance With Loan Documents. Comply with all of the terms and conditions of the Loan Documents applicable to it.

         5.12 Compliance with Environmental Laws. (i) Comply with any and all applicable Environmental Laws, (ii) not release, store, treat, handle, generate, discharge or dispose of any Hazardous Materials on, under or from the Collateral or any of its facilities (the "Facilities") in violation of or in a manner that could be expected to result in any material liability under any applicable Environmental Laws, and (iii) take all necessary steps to initiate and expeditiously complete all remedial, corrective and other action to eliminate any such effect. In the event Borrower or the Guarantor fails to comply with the covenants in the preceding sentence, the Bank may, in addition to any other remedies set forth herein, as agent for and at Borrower's and the Guarantor's sole cost and expense, cause any necessary remediation, removal, response or corrective action relating to Hazardous Materials to be taken and Borrower and the Guarantor shall provide to the Bank and its agents and employees access to the Facilities for such purpose. Any costs or expenses incurred by the Bank for such purposes shall be immediately due and payable by Borrower and the Guarantor, shall be secured by the Collateral, and shall bear interest at the same rate as the Line of Credit until paid. At the Bank's request after occurrence of an Event of Default which has not been cured or waived in writing by the Bank, Borrower and the Guarantor shall undertake environmental audits of the Facilities, to be conducted by an environmental consulting firm acceptable to the Bank; provided that the environmental audits and investigations described in Section 5.5 and this Section 5.12 shall not, in the aggregate, exceed one (1) in any 12 month period. To the extent that any environmental audit identifies conditions which violate, or could be expected to give rise to liability or obligations under Environmental Laws, Borrower and the Guarantor agree to take all steps reasonably necessary to correct any such violation or abate conditions giving rise to such obligations or liability in a manner which complies with the Environmental Laws and mitigates associated health and environmental risks. Each of Borrower and the Guarantor shall indemnify and hold the Bank harmless from and against all loss, cost, damage (including, without limitation, consequential damages) or expense (including, without limitation, attorneys' fees and disbursements) that the Bank may sustain by reason of the assertion against the Bank by any party of any claim relating to such Hazardous Materials on, under or from the Facilities or actions taken with respect thereto as authorized hereunder. The foregoing indemnification shall survive repayment of all of the Bank Obligations and any release or assignment of the Loan Documents.

         5.13 Maintain Deposit Accounts. Maintain all of its deposit accounts with the Bank.

                                   ARTICLE VI

                                    DEFAULTS

         If any one or more of the following events ("Events of Default") shall occur, then the obligation of the Bank to accept the Line of Credit Note or to make any Loan under this Agreement shall, at the option of the Bank, immediately terminate, and the unpaid principal balance of, and accrued interest on, and all costs and charges on all Bank Obligations shall be immediately due and payable, without further notice of any kind, notwithstanding anything contained to the contrary in this Agreement, any of the other Loan Documents or any other document:

         6.1 Default in Payment of Liabilities. Borrower fails to make a payment when due and as due on the Line of Credit or Borrower or the Guarantor fails to make a payment when due and as due on any other Bank Obligations, for five (5) business days after the same is due.

         6.2 Violation of Line of Credit Limit. The outstanding balance of the Line of Credit Note exceeds the Borrowing Base for twenty-four (24) hours after notice (as described in Section 1.2 above) of such default has been given to Borrower by the Bank.

         6.3 Representations or Statements False. Any representation or warranty made by Borrower or the Guarantor in this Agreement or any certificate delivered pursuant to this Agreement, or any financial statement delivered to the Bank shall prove to have been false in any material respect as of the time when made or given.

         6.4 Default on Other Debt. Borrower or the Guarantor shall fail to pay all or any part of the principal or interest on any Material indebtedness of or assumed by it as and when due and payable, whether at maturity, by acceleration or otherwise, and such default shall not be cured within the period or period of grace, if any, specified in the document(s) evidencing such indebtedness, except to the extent and so long as the same are being contested in good faith by appropriate proceedings in such manner as not to cause any material adverse effect upon Borrower's financial condition, with adequate reserves provided for such payments, and upon demand by the Bank, posting with the Bank of adequate security to protect the Bank.

         6.5 Judgments. A judgment shall have been entered against Borrower or the Guarantor which, together with all other outstanding judgments entered against Borrower or the Guarantor, is in a Material amount, and shall remain outstanding and unsatisfied, unbonded or unstayed for twenty (20) days after the date of entry of such judgment.

         6.6 Bankruptcy; Insolvency. Borrower or the Guarantor shall: (a) become insolvent; or (b) be unable, or admit in writing, its inability to pay debts as they generally mature; or (c) make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its property; or (d) be declared bankrupt through the issuance of an order for relief; or (e) file a petition in bankruptcy, or for reorganization, or to effect a plan or other arrangement with creditors; or (f) have any bankruptcy petition filed against it which is not dismissed within thirty (30) days after filing; or (g) file an answer to a creditor's petition (admitting the material allegations thereof) in bankruptcy or for reorganization or to effect a plan or other arrangement with creditors; or (h) apply to a court for the appointment of a receiver, trustee or custodian for any of its assets; or (i) have a receiver, trustee or custodian appointed for any of its assets (with or without its consent) and such entity shall not be discharged within thirty (30) days after his or her appointment.

         6.7 Reportable Event. If any Reportable Event, which the Bank determines in good faith constitutes grounds for the termination of any Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any Plan, shall have occurred and be continuing thirty (30) days after written notice of such determination shall have been given to Borrower, or any Plan shall be terminated within the meaning of Title IV of ERISA, or a trustee shall be appointed by the appropriate United States District Court to administer any Plan, or the PBGC shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan, and in case of any event described in the preceding provisions of this Section 6.8, the aggregate amount of such entity's liability to the PBGC under Sections 4062, 4063 and 4064 of ERISA shall exceed a Material amount and such liability is not covered, for the benefit of Borrower and the Guarantor, by insurance.

         6.8 Material Loss or Adverse Change. The Bank reasonably believes that the Borrower or the Guarantor has incurred (or circumstances have occurred which, with the passage of time, will result in Borrower or the Guarantor incurring): (i) a Material casualty as to any asset or assets used in the conduct of Borrower's or the Guarantor's business which is not, except for deductibles acceptable to the Bank, fully covered by insurance conforming to the requirements of Section 5.2 hereof; (ii) any Material tax lien or other lien or encumbrance against the Collateral which is, or with the passage of time could become, superior to any security interest, mortgage, or other lien of the Bank in the Collateral; or (iii) any Material liability under any applicable Environmental Laws.

         6.9 Change in Control or Management. Michael R. Welch dies or becomes incapacitated, or his employment with Borrower and the Guarantor is terminated for any reason or he fails to participate in the day to day management of Borrower and the Guarantor for more than thirty (30) days in any six (6) months period.

         6.10 Enforceability of Loan Documents. Any of the Loan Documents shall, at any time, cease to be in full force and effect or be declared null or void, or any party to any of the Loan Documents (other than the Bank) denies that it has any further liability thereunder (by giving notice to such effect or otherwise) or contest the validity or enforceability thereof.

         6.11 USA Patriot Act. Borrower or the Guarantor becomes subject at any time to any law, regulation or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Bank from making an advance or extension of credit to Borrower or the Guarantor or from otherwise conducting business with Borrower or the Guarantor or fails to provide documentary and other evidence of Borrower's or the Guarantor's identity as may be requested by the Bank at any time to enable the Bank to verify Borrower's or the Guarantor's identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

         6.12 Business Operations. Cessation of the normal business operations of Borrower or the Guarantor.

         6.13 Default Under Other Agreements With the Bank. Default in the performance or observance of any of the other terms or conditions of this Agreement (not described in sub-sections 6.1 through 6.12 above), any of the other Loan Documents, or in any other agreement or instrument made or given by Borrower or the Guarantor to the Bank, required to be observed or performed by Borrower or the Guarantor and continuing for a period of fifteen
(15) calendar days after written notice is given to Borrower or the Guarantor by the Bank of such default.

                                   ARTICLE VII

                  REMEDIES ON OCCURRENCE OF AN EVENT OF DEFAULT

         Upon the occurrence of an Event of Default, the Bank shall have all rights and remedies provided by law, and all rights and remedies granted under any of the Loan Documents and under all other existing and future agreements between the Bank and Borrower or the Guarantor. All such rights and remedies shall be deemed cumulative.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1 Expenses and Attorneys' Fees. Borrower and the Guarantor shall be responsible for the payment of all expenses and out-of-pocket disbursements incurred by the Bank, including reasonable attorneys' fees, in connection with any action taken by the Bank or any holder of the Line of Credit Note to collect upon the Bank Obligations, or enforce any obligations of Borrower or the Guarantor under this Agreement, any guaranty relating to the Bank Obligations or any of the other Collateral Documents, including any actions to lift the automatic stay or otherwise participate in any bankruptcy, reorganization or insolvency proceeding of Borrower or the Guarantor. All such expenses and attorneys' fees shall be part of the Bank Obligations secured by the Collateral.

         8.2 Successors. The provisions of this Agreement shall inure to the benefit of and be binding upon any successor to any of the parties to this Agreement and shall extend and be available to any holder of the Line of Credit Note; provided, however, that persons or entities which succeed to the rights of Borrower or the Guarantor under this Agreement shall not be entitled to enforce any rights or remedies of Borrower or the Guarantor under or by reason of the terms of this Agreement, or any other agreement referred to or incorporated by reference into this Agreement, unless they shall have obtained the Bank's written consent to succeed to such rights.

         8.3 Anti-Waiver. No delay on the part of the Bank or any holder of the Line of Credit Note in exercising any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege under this Agreement or otherwise, preclude other or future exercise of the right, power or privilege or the exercise of any other right, power or privilege.

         8.4 Survival. All agreements, representations and warranties made in this Agreement shall survive the execution of this Agreement, the making of the Loans and the execution and delivery of the Line of Credit Note.

         8.5 Controlling Law. This Agreement and the other Loan Documents shall be governed by and construed in accordance with the laws of the State of Michigan.

         8.6 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if all signatures were upon the same instrument.

         8.7 Notices. All communications or notices that are required or may be given under this Agreement shall be deemed to have been served when personally delivered or on the date when deposited in the United States mail, postage prepaid, and addressed as shown at the beginning of this Agreement (unless and until the Bank or Borrower advises the other party, in writing, of a change in such address).

         8.8 Cumulative Rights; Loan Agreement Controls. The rights and remedies of the Bank and the duties and obligations of Borrower and the Guarantor under this Agreement and the other Loan Documents shall be cumulative; provided that in the event of an express conflict between the provisions of this Agreement and the provisions of any of the other Loan Documents, the provisions of this Agreement shall control.

         8.9 Partial Invalidity. The unenforceability for any reason of any provision of this Agreement shall not impair or limit the operation or validity of any other provisions of this Agreement or any other existing or future agreements between the Bank and Borrower or the Guarantor.

         8.10 Legal Rate Adjustment. This Agreement, the Line of Credit Note and all security agreements, mortgages and other agreements between Borrower or the Guarantor and the Bank are expressly limited so that in no event whatsoever shall the amount of interest paid or agreed to be paid to the Bank exceed the highest rate of interest permissible under applicable law. If, from any circumstances, fulfillment of any provision of this Agreement or the Line of Credit Note at the time performance of such provisions shall be due, shall involve exceeding the interest limitation validly prescribed by law which a court of competent jurisdiction may deem applicable to this Agreement and any Loans under this Agreement, then the obligation to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if, for any reason whatsoever, the Bank shall ever receive as interest an amount which would be deemed unlawful under applicable law, such interest shall be automatically applied to the payment of the principal of the Line of Credit Note (whether or not then due and payable), and not to the payment of interest, or shall be refunded to Borrower, if such principal has been paid in full.

         8.11 Set-off. In addition to any rights and remedies of the Bank provided by law, the Bank shall have the right, without prior written notice to Borrower or the Guarantor, any such notice being expressly waived by Borrower and the Guarantor, upon the occurrence of any Event of Default and so long as such Event of Default is continuing, to set off and apply against any Bank Obligations, whether matured or unmatured, any amount owing by the Bank to Borrower or the Guarantor, at or at any time after the happening of any of the above mentioned events, and such right of set-off may be exercised by the Bank against Borrower and the Guarantor or against any assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of Borrower or the Guarantor, or against anyone else claiming through or against such assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by the Bank prior to the making, filing or issuance or service upon the Bank of, or of notice of, writ, assignment for


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
the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena or order to warrant.

         8.12 Recovery of Payments. If any payment applied by the Bank to the Bank Obligations is subsequently set aside, recovered or rescinded, or otherwise required to be returned or disgorged by the Bank for any reason (pursuant to bankruptcy proceedings, fraudulent conveyance statute, or otherwise) the Bank Obligations to which the payment was applied shall for the purposes of this Agreement and the other Loan Documents be deemed to have continued in existence, notwithstanding the application, shall be secured by the Collateral, and shall be payable under the terms of the Guaranty, as fully as if the Bank had not received and applied the payment.

         8.13 No Marshalling. Each of Borrower and the Guarantor, on its own behalf and on behalf of its successors and assigns, hereby expressly waives all rights, if any, to require a marshalling of assets by the Bank or to require that the Bank first resort to some or any portion of the Collateral before foreclosing upon, selling or otherwise realizing on any portion thereof.

         8.14 Indemnity and Contribution. In addition to all other payments described herein, each of Borrower and the Guarantor agrees to indemnify, pay and hold harmless the Bank and any holder of the Line of Credit Note, and the officers, directors, employees, agents and affiliates of the Bank and such holders (collectively called the "Indemnitees") from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs (including, without limitation, settlement costs), expenses or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto), which may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement, the other Loan Documents, the Bank's agreement to make the Loans, the use or intended use of the proceeds of any of the Loans hereunder or any environmental matter (the "Indemnified Liabilities"); provided that Borrower and the Guarantor shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities if it has been determined by a final decision (after all appeals and the expiration of time to appeal) by a court of competent jurisdiction that such Indemnified Liability arose primarily from the gross negligence or willful misconduct of that Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower and the Guarantor shall contribute the maximum portion which they are permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

         The foregoing indemnity set forth in this Section 8.14 shall include, without limitation, indemnification by Borrower and the Guarantor to each Indemnitee for any and all expenses and costs (including, without limitation, remedial, removal, response, abatement, clean-up, investigative, closure and monitoring costs), losses, claims (including claims for contribution or indemnity and including the costs of investigating or defending any claim and whether or not such claim is ultimately defeated, and whether such claim arose before, during or after Borrower's or the Guarantor's ownership, operation, possession or control of its business, property or facilities, or before, on or after the date hereof, and including also any amounts paid incidental to any compromise or settlement by the Indemnitees or any Indemnitee to the holders of any such claim), lawsuits, liabilities, obligations, actions, judgments, suits, disbursements, encumbrances, liens, damages (including, without limitation, damages for contamination or destruction of natural resources), penalties and fines of any kind or nature whatsoever (including, without limitation, in all cases the reasonable fees and disbursements of counsel in connection therewith) incurred, suffered or sustained by that Indemnitee based upon, arising under or relating to Environmental Laws, or other similar federal, state or local laws involving the disposition of, or exposure to, hazardous wastes, hazardous constituents, hazardous substances or toxic substances, including, without limitation, asbestos or asbestos containing material, as now existing or as hereinafter amended or enacted, or any rules, regulations, guidelines or standards promulgated pursuant thereto, and based on, arising out of or relating to, in whole or in part, the exercise and/or enforcement of any rights or remedies by any Indemnitee under this Agreement, any of the other Loan Documents or any related documents and including, but not limited to, taking title to, owning, possessing, operating, controlling, managing or taking any action in respect of any real property or facilities of Borrower or the Guarantor. The foregoing indemnification shall survive repayment of all of the Bank Obligations and any release or assignment of the Line of Credit Note and this Agreement.

         8.16 Entire Agreement of the Parties. This Agreement, including all agreements referred to or incorporated into this Agreement and the Background of this Agreement (which Background is incorporated as covenants of the parties), constitute the entire agreement among the parties relating to the subject matter of this Agreement. This Agreement supersedes all prior agreements, commitments and understandings among the parties relating to the subject matter of this Agreement and cannot be changed or terminated orally, and shall be deemed effective as of the date noted above.

         8.17 WAIVER OF SPECIAL DAMAGES. BORROWER AND THE GUARANTOR WAIVE, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT EITHER OF THEM MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

         8.18 WAIVER OF JURY TRIAL. BORROWER, THE GUARANTOR AND THE BANK HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN THE BORROWER AND/OR THE GUARANTOR AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OF THE BANK OBLIGATIONS, OR ANY ALLEGED ACT OR NEGLECT OF THE BANK. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING DESCRIBED HEREIN.

                  Bank:                   CHEMICAL BANK SHORELINE


                                          By:
                                             -----------------------------
                                                   Len Amat
                                          Its:     Community Bank President


                  Guarantor:              SEGMENTZ, INC.


                                          By:
                                             -----------------------------
                                                   Mark Patterson
                                          Its:     Chief Financial Officer


                  Borrower:               EXPRESS 1, INC.


                                          By:
                                             -----------------------------
                                                   Michael R. Welch
                                          Its:     Chief Executive Officer


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